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                                                                    Exhibit 99.1

Data Critical and VitalCom Announce Shareholder Approval of Merger

BOTHELL, Wash.--(BW HealthWire)--June 7, 2001--Data Critical Corporation (Nasdaq:DCCA - news), a leader in wireless communication in health care,
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announced today that its merger with VitalCom (Nasdaq:VCOM - news), a leading
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software developer and manufacturer of PatientNet(TM), a real-time open and wireless patient information network, was approved by the stockholders of each company at each company's stockholder meeting, held earlier today.

VitalCom stockholders will receive 0.62 shares of Data Critical common stock for each share of VitalCom common stock held. Post transaction Data Critical will have approximately 17.2 million shares outstanding. The company will continue to operate under the Data Critical Corporation name, and VitalCom will become a wholly owned subsidiary of Data Critical.

PatientNet is a wireless infrastructure technology that integrates patient information from various manufacturers' monitoring and bedside devices into a single network, making patient information available in real-time. VitalCom recently introduced its state-of-the-art wireless technology in the new FCC Wireless Medical Telemetry Service (WMTS) frequencies. The FCC's new WMTS protected medical band has created a "Y2K"-like event that encourages hospitals to move their wireless telemetry to this band. VitalCom's large-scale wireless networks are capable of supporting up to 1,000 patients, and have been installed in more than 100 hospitals throughout the country, including well-known facilities such as Columbia Presbyterian Hospital, Barnes Jewish Hospital, and Montefiore Medical Center.

"We are pleased that our stockholders recognize the value this merger creates in providing a greater level of scale and a significant revenue base," said Richard Earnest, chief executive officer of Data Critical. "With our complementary products, strategic partnerships and product development synergies, we will be able to provide our customers with increasingly innovative products and services."

"We are excited about the merger of Data Critical and VitalCom," said Frank T. Sample, group president of VitalCom and vice chairman of Data Critical. "Both companies have an impressive customer base, bright and committed employees, and an entrepreneurial culture. We believe that health care providers will benefit from our wireless technologies that address issues of patient flow, nursing shortages and quality."

The combined company will have approximately 235 employees located in Bothell, Wash., Tustin, Calif., Fairfield, N.J., and Oklahoma City, Okla.

Following the merger, Data Critical will expand its board of directors to eight members. Two members of VitalCom's board of directors have joined the Data Critical board of directors: Frank T. Sample, group president of VitalCom and vice chairman of Data Critical, and Elizabeth H. Weatherman, a designee of Warburg Pincus Ventures. Data Critical also announced that board member George
M. Middlemas has resigned effective upon the close of the merger today.
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About Data Critical Corporation

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical health care data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM). Data Critical's Paceart division is a leader in PC-based software for managing the care of cardiac patients with implanted devices. Paceart systems are used by more than 2,500 cardiologists across the U.S.

The company has twenty-five partnerships with such industry leaders as Agilent Technologies, General Electric, Medtronic, Siemens and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.
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Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's most recent filing with the SEC on Form 10-Q. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

Contact:
       Data Critical Corporation
       Laura Bridenback or Michael Singer, 425/482-7000

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